UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            October 20, 2011

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

See MANAGEMENT’S DISCUSSION AND ANALYSIS – FINANCIAL CONDITION AND LIQUIDITY – “Off-Balance Sheet Financing Arrangements” of The Southern Company (“Southern Company”) in Item 7 of the Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”) and Note 7 to the financial statements of Southern Company under “Operating Leases” in Item 8 of the Annual Report for information relating to the lease by Mississippi Power Company (“Mississippi Power”) of a combined cycle generating facility at Plant Daniel (the “Facility”).  See also MANAGEMENT’S DISCUSSION AND ANALYSIS – FINANCIAL CONDITION AND LIQUIDITY – “Off-Balance Sheet Financing Arrangements” in Southern Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 for information related to the notice provided by Mississippi Power to Juniper Capital L.P. (the “Lessor”) of Mississippi Power’s intent to purchase the Facility from the Lessor.
Under the terms of the lease agreement relating to the Facility, Mississippi Power was entitled to elect to purchase the Facility from the Lessor on October 20, 2011, without warranty by or recourse to the Lessor, but free of any liens of the Lessor, for a purchase price equal to approximately $355 million (less the principal amount of any debt obligations of the Lessor that Mississippi Power elected to assume in connection with the purchase).  The lease agreement also provided that the purchase would be affected through one or more assignment and assumption agreements between the Lessor and Mississippi Power.
On October 20, 2011, Mississippi Power purchased the Facility from the Lessor for approximately $85 million in cash and the assumption of debt obligations of the Lessor, which mature in 2021, have a face value of $270 million and a fixed stated interest rate of 7.13% and are secured by the Facility and certain personal property, accounts and proceeds related thereto.  Mississippi Power assumed the debt obligations of the Lessor pursuant to a Bond Assumption and Exchange Agreement, dated as of October 20, 2011, by and among Mississippi Business Finance Corporation, Mississippi Power and the bondholders parties thereto.
Accounting rules require that the Facility be reflected on the financial statements of Mississippi Power and Southern Company at the time of the purchase at the fair value of the consideration rendered.  Based on interest rates as of October 20, 2011, the fair value of the debt assumed was approximately $346 million.  Accordingly, the Facility will be reflected in the financial statements at approximately $431 million.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2011

THE SOUTHERN COMPANY By /s/Melissa K. Caen Melissa K. Caen Assistant Secretary